Exhibit 5.1
HARNEYS

Harney Westwood & Riegels LLP 5th Floor, 5 New Street Square London EC4A 3BF Tel: +44 (0) 20 7842 6080 Fax: +44 (0) 20 7353 0487 www.harneys.com
12 July 2011	Your Ref
Our Ref 039181.0015.RAG
BY EMAIL AND POST	Doc ID 146720_4

ReneSola Ltd.
No. 8 Baoqun Road, Yao Zhuang
Jiashan, Zhejiang 314117
People’s Republic of China

Dear Sirs

ReneSola Limited Company No. 1016246 (the “Company”)
Registration Statement on Form S-8

1.
We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with the Company’s preparation of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Securities Act”), registering 5,000,000 no par value shares of the Company (the “Shares”) issuable pursuant to the ReneSola Ltd 2007 Share Incentive Plan (as amended) (the “Plan”) upon the exercise of share option agreements.

2.	For the purpose of this opinion, we have examined the following documents and records:

(a)	a copy of the Registration Statement;

(b)	a copy of the executed Plan;

(c)	a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company obtained from the British Virgin Islands Registry of Corporate Affairs on 11 July 2011;

(d)
a copy of the unanimous written resolutions of the directors of the Company dated 12 September 2007, 16 June 2008, 30 August 2008, 21 January 2009 and 4 March 2011 approving the Plan, the filing of Form S-8 and reservation for issuance of the Shares under the Plan (the “Board Resolutions”);

(e)
a copy of the minutes of a meeting of the shareholders of the Company dated 20 August 2010 approving an amendment of the Plan so as to increase the number of reserved Shares by 5,000,000 shares of no par value (the “Shareholder Resolutions”);

(f)	information revealed by our searches of:

A list of partners is available for inspection at our offices.
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(i)
the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 22 June 2011 of the statutory documents and records maintained by the Company at its registered office including a certified copy of the share register dated 11 July 2011 (the “Register of Members”);

(ii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 11 July 2011; and

(iii)	the records of proceedings on file with, and available for inspection on 11 July 2011 at the High Court of Justice, British Virgin Islands,

(the “Searches”).

The above are the only documents or records we have examined and the only enquiries we have carried out.  In particular we have made no enquiries as to matters of fact other than the Searches.

3.	For the purposes of this opinion we have assumed without further enquiry:

(a)
the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals, and the genuineness of all signatures and seals;

(b)
the accuracy and completeness of all corporate minutes, resolutions, certificates, documents and records which we have seen, and the accuracy of any and all representations of fact expressed in or implied thereby;

(c)	that there are no other resolutions, agreements, documents or arrangements which affect the Documents and the transactions contemplated thereby;

(d)	that the information indicated by the Searches is complete and remains true and correct; and

(e)	that the Board Resolutions and the Shareholder Resolutions remain in full force and effect.

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)
Existence and Good Standing.  The Company is a company duly registered with limited liability for an unlimited duration under the BVI Business Companies Act (No 16 of 2004), and is validly existing and in good standing under the laws of the British Virgin Islands.  It is a separate legal entity and is subject to suit in its own name.

(b)
Due Issuance.  The Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any director or committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be duly and validly issued, fully paid and non-assessable.

5.
This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion.  We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.  We express no opinion as to matters of fact.

6.
This opinion is rendered for the benefit of the addressee and the benefit of its legal counsel (in that capacity only) in connection with the transactions contemplated by the first paragraph only.  It may not be disclosed to or relied on by any other party or for any other purpose but we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours faithfully

HARNEY WESTWOOD & RIEGELS LLP
/s/ Harney Westwood & Riegels LLP